UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2005

CORGENTECH INC

(Exact name of registrant as specified in its charter)

Delaware	000-50573	77-0503399
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

650 Gateway Boulevard

South San Francisco, California 94080

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 624-9600

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 15, 2005, the Board of Directors of Corgentech Inc. approved an amendment to our Non-employee director cash compensation arrangement, the terms of which are set forth on Exhibit 38.2 hereto and incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 15, 2005, the Board of Directors of Corgentech Inc. approved a workforce restructuring plan designed to reduce our cost structure. The restructuring plan will be initiated immediately.  The plan calls for a workforce reduction of approximately 45%, and is expected to leave Corgentech with a post-reduction workforce of approximately 70 employees as of June 30, 2005. We expect to incur restructuring charges of approximately $1.3 million in the second quarter of 2005 primarily associated with employee severance costs. The reduction will be across all functional areas. We expect that this workforce reduction, along with other operational cost savings, will result in annual cash savings of approximately $6.7 million. In addition, we are reviewing our facility requirements. However, we are unable to determine at this time whether we will incur any facility closure costs.

On April 19, 2005, we issued a press release announcing the workforce restructuring plan which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)          Exhibits

Exhibit Number	Description
10.39	Non-employee director cash compensation arrangement.
99.1	Press Release, entitled “Corgentech Reduces Expenses and Focuses Development Efforts,” dated April 19, 2005,

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2005	CORGENTECH INC.

	By:	/s/ Patrick A. Broderick
Patrick A. Broderick Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.39	Non-employee director cash compensation arrangement.
99.1	Press Release, entitled “Corgentech Reduces Expenses and Focuses Development Efforts,” dated April 19, 2005,